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                                                                   EXHIBIT 10.15


             AGREEMENT FOR THE MANUFACTURE AND SALE OF ASIC PRODUCTS

                                     between

                            LUCENT TECHNOLOGIES INC.
                                MICROELECTRONICS
                                   ("SELLER")

                                       and

                          GlobeSpan Semiconductor Inc.
                                    ("BUYER")

1. AGREEMENT This Agreement, effective as of March 23, 1999 ("Effective Date"), applies to one or more products (hereinafter "Device") that are identified in Seller's Quotation attached hereto and in any additional quotation that references this Agreement, (hereinafter "Quotation"). As used herein, "Agreement" refers to these terms and conditions and any Quotation. This Agreement supersedes all prior oral or written understandings between the parties, and constitutes the entire agreement between the parties, with respect to all transactions relating to the subject matter of the Quotation. In the event of a conflict between the applicable Quotation and these terms and conditions, these terms and conditions prevail. Additional or differing terms appearing on any purchase order or other procurement document do not apply. This Agreement may not be modified or amended except by a writing signed by both parties.


2. CHANGE OF QUOTATION Quoted prices, fees and charges are valid only for the parameters or other particulars relating to the Device as stated in the Quotation. If any changes in such parameters or particulars become necessary, including but not limited to revision or redefinition of the specification or variations in quantities, functional description, package type, or testing requirements, Seller may revise such prices by amendment to the Quotation. Other quoted fees and charges are valid only for the respective particulars stated in the Quotation. Seller may also amend the Quotation with respect to any of such quoted fees and charges to make adjustments for changes in Buyer's requirements. Any such amendments to the Quotation shall reference the Quotation and shall be further identified by their respective dates and shall be signed by both parties.

3. PROTOTYPE APPROVAL Within ninety (90) days after receipt of prototypes for any Device covered by this Agreement, Buyer may return any claimed non-conforming prototypes to Seller with a written rejection statement specifying the alleged failure or failures of the prototypes to meet the acceptance criteria as

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provided in the Quotation or mutually agreed modifications thereof (the
"Acceptance Criteria"). If Buyer does not return the prototypes with a written rejection statement within such ninety (90) day period, then the design and prototypes shall be deemed to have been approved by Buyer and development work shall be deemed to have been completed by Seller.

If any prototype does not meet the Acceptance Criteria and is rejected by Buyer, Seller shall use commercially reasonable efforts to replace it with one, which does comply with the Acceptance Criteria. Seller shall not, however, be obligated to replace any non-complying prototypes of which it has not been notified within ninety (90) days of shipment of same to Buyer. If Seller, within ninety (90) days after receipt of Buyer's timely written rejection report, is unable to supply Buyer with conforming prototypes, then either party may by written notice to the other terminate this Agreement as to such Device, and if so terminated, unless otherwise provided in the Quotation, all monies paid by Buyer to Seller with respect to such Device will be refunded in full within thirty (30) days. Such refund of monies shall be Buyer's sole and exclusive remedy and Seller's entire liability with respect to non-conforming prototypes.

In the event that delivered prototypes comply with the Acceptance Criteria, but do not function in Buyer's application (e.g., logic design error, change in required function, etc.) Buyer shall pay all charges incurred for the development of the Device and then Buyer and Seller may negotiate a mutually agreeable redesign schedule and price.

 4. FORECASTS

BUYER shall provide SELLER with a requirements forecast and shall update it on a quarterly basis (the "Forecast"). The Forecast shall be a rolling monthly forecast covering a period of six (6) months following the Effective Date of the Forecast. BUYER shall submit the Forecast so that SELLER receives it at least one (1) week prior to the Effective Date of the Forecast. BUYER shall submit its forecast to SELLER within thirty (30) days of the Effective Date.



5. ORDERS No order for production quantities of the Device shall be placed by Buyer or accepted by Seller unless and until Buyer has approved the prototypes for the Device, paid all fees due under the Quotation and made any other payments due to Seller under any order based on this Agreement. All orders for the design of the Device, for changes, for technical assistance, for production quantities of the Device or for any other service by Seller relating to this Agreement shall be in writing, shall reference the Quotation by its number and date and any current amendments thereto by their respective dates, and shall be signed by Buyer. Seller shall acknowledge all accepted orders in writing, or shall notify Buyer if, for any


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reason, an order cannot be accepted by Seller. The lead-time, as defined by the time between the date of order placement and shipment date, shall be specified in the quotation submitted by Seller. Both parties shall comply with the "Shipment Packaging Requirements" and "Minimum Order & Packaging Specifications" as defined in Attachments A and B.

6. RESCHEDULING OF ORDERS Buyer may reschedule an order pursuant to the following schedule:

Days.....Time between date of reschedule request and current factory promise date. Lead-time.....Time between date of order placement and device shipment date.


               DAYS                    RESCHEDULE
               ----                    -----------

       o  Within 30 days            No rescheduling
                (0-30)

       o  Beyond 30 days            One time reschedule by up to 90
              (31-leadtime)         days permissible with no further
                                    reschedule or cancellation.


       o  Beyond leadtime           Reschedules and cancellations
                                    without limits.

PULL-IN WITHIN AGREED DELIVERY DATE

         o Buyer request date ("BRD") may be pulled in as desired by Buyer. o
         o Seller will make reasonable efforts to meet the new BRD.
         o If improvement of the acknowledged date is possible, a new acknowledged date will be issued.
         o If improvement cannot be made, the current acknowledged date would be retained; in all cases, the requested pull-in date will be maintained with the order history in the event an improvement can be made at a later date.

7. DIE BANK INVENTORY

Buyer has the right to request the establishment of a Die Bank Inventory (DBI) for any device. Seller has the obligation to create a DBI within [+] after Buyer's request for quantities equal to [+] percent of the rolling quarterly backlog, or [+] devices, whichever is greater, as measured at the beginning of every month. The lead-time for finished devices from the DBI is four

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.


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(4) weeks. Seller shall automatically replenish the DBI within a maximum of nine
(9) weeks unless Buyer instructs Seller otherwise in writing. If the DBI for a specific device does not change over a period of 90 days, Buyer will pay a carrying charge of [+] per quarter. Seller requires a six- (6) month notice for a device to be removed from the DBI. Should this agreement be terminated or expire, Buyer is obligated to purchase the remaining DBI over the next six (6) months.

8. CANCELLATION OF ORDERS Subject to BUYER's rights to reschedule orders pursuant to Section 6, should Buyer cancel any order which has been acknowledged and a shipping date assigned, either in whole or in part, such cancellation shall be upon terms and conditions that will compensate Seller for any loss or damage resulting from such cancellation. No cancellation will be permitted if a reschedule has been previously negotiated at the Buyer's request.

Compensation by the Buyer for production quantities of the Device shall be according to the following schedule:

Days.....Time between date of cancellation and current factory promise date.

Liability.....Liability is the percentage of aggregate purchase price of the canceled portion of the order.


            DAYS                                   PERCENT OF LIABILITY
            ----                                   --------------------
            0 to leadtime                                   100
            Greater than leadtime                      0

9. WARRANTY Seller warrants the Device as a production item ("Item"), but not related services or prototypes of any such Items, to be free from defects in material and workmanship and to be in conformance with the written specification contained in the Quotation and amendments thereto, if any, and referenced in an order accepted by Seller. If any defect in material or workmanship or failure to conform to such specification ("Defect") is suspected in any such Items, Buyer, after obtaining a Returned Material Authorization Number from Seller, shall ship suspected defective samples of the Items to Seller, following Seller's instructions regarding the return. No product will be accepted for repair, replacement, credit or refund without the written authorization of and in accordance with Seller's instructions. Seller shall analyze the failures, making use, when appropriate, of technical information provided by Buyer relating to the circumstances surrounding

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.



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the failures. Seller will verify whether any Defect appears in the Items. If
Seller determines that the returned products are not defective, Buyer shall pay Seller all costs of handling, inspection, repairs and transportation at Seller's then prevailing rates. Seller shall, at the Seller's option either credit or refund without charge at Seller's manufacturing or repair facility the purchase price, repair or replace the defective product with the same or equivalent product provided: (i) Buyer notifies Seller in writing of the claimed Defect within thirty (30) days after Buyer knows or reasonably should know of the claimed Defect and (ii) Seller's examination of the Items discloses that the claimed Defect actually exists. In the event of a replacement, Seller shall ship the replacing Items FOB BUYER's dock. Any replaced Item shall become Seller's property. The method of disposition of any replaced Items will be as mutually agreed by both parties in writing. In no event shall Seller be responsible for deinstallation or reinstallation of any Item or for the expenses thereof. Repairs and replacements covered by the above warranty are warranted to be free from defects as set forth above. Inspection and acceptance of Items by Buyer and/or payment therefor shall not relieve Seller of responsibilities hereunder.The above warranty does not apply to, and Seller makes no warranties with respect to products that: are software programs, experimental products or prototypes (all of which are provided "AS IS") or to Items which have been subjected to misuse, neglect, accident or abuse or operating or environmental conditions that deviate from the parameters established in applicable specifications; or have been improperly installed, stored, maintained, repaired or altered by anyone other than Seller; or have had their serial numbers or month and year of manufacture or shipment removed, defected or altered. This warranty does not extend to any system into which a Device is incorporated. No other warranty, including warranties of merchantability or fitness for a particular purpose is given with respect to any product or any service provided by Seller under this Agreement or any Quotation. This warranty applies to Buyer and may not be assigned or extended by Buyer to any of its customers or other users of the Items, however a resale will not void the warranty hereunder from Seller to Buyer. Seller will not directly accept returns delivery from Buyer's customers or users of Buyer's products but will accept returns from Buyer's customers if such returns are routed through Buyer.

EXCEPT AS STATED IN THE SECTION ENTITLED WARRANTY, SELLER, ITS SUBSIDIARIES AND AFFILIATES, SUBCONTRACTORS AND SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BUYER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO REPAIR OR REPLACE OR CREDIT OR REFUND AS SET FORTH ABOVE.

10. PROPRIETARY RIGHTS IN TECHNICAL INFORMATION Unless otherwise agreed in writing, Buyer-supplied design information relating to the Device, as incorporated in circuit design information, test vectors, test tapes, special


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requirements specifications, and/or netlists, shall remain the property of
Buyer. Seller shall use such information and results exclusively for the design, manufacture and sale of the Device to Buyer and in providing related production services specific to the Devices. Seller retains all rights in Seller's processing information, mask works, mask sets, macro cells, and the like used in design, production or in filling orders placed by Buyer hereunder. Buyer has no rights in or to such processing information, mask works, mask sets, macro cells, and the like. However, Seller agrees that any mask works or mask sets created by or on behalf of Seller and which are specific to the Devices shall only be used by Seller in the performance of its services for Buyer under this Agreement, and not for any other purpose. In the event Seller notices to terminate the manufacture of a device, Seller shall use reasonable efforts to assist Buyer in establishing an alternate supplier as a source for the terminated device(s).



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11.  INTELLECTUAL PROPERTY INDEMNITY

     Seller will: (i) defend or settle, at its option and expense, any claim against Buyer alleging that any Device furnished under this Agreement directly infringes any patent, copyright or trademark; (ii) reimburse Buyer for any costs incurred at Seller's written request relating to such claim; and (iii) pay damages and costs assessed by final judgment against Buyer and attributable to such claim. In addition, Seller will have the right, at any time and at its option and expense to procure for Buyer the right to continue using such Device. Seller's obligations hereunder are conditioned upon: (i) Buyer giving Seller written notice within thirty (30) days of Buyer's receipt of any such claim; (ii) Seller having complete control of the defense and settlement thereof; (iii) Buyer cooperating fully with Seller to facilitate the defense or settlement of such claim; and (iv) Buyer's full compliance with ITS MATERIAL OBLIGATIONS UNDER this section of the Agreement.

Notwithstanding the foregoing, Seller shall have no obligation to defend or settle any claim: (i) SOLELY arising from Seller's compliance with Buyer's specifications, designs or instructions; or (ii) SOLELY relating to any Device furnished hereunder in combination with item(s) furnished or specified by parties other than Seller, even if such combination results from the Device's necessary or inherent use or the use for which the Device is purchased.

Buyer will defend or settle at its option and expense, any claim against Seller alleging that any Device furnished under this Agreement directly infringes any patent, copyright or trademark where such infringement: (i) arises SOLELY from Seller's compliance with Buyer's specifications, designs or instructions; or
(ii) is SOLELY related to any Device furnished hereunder in combination with item(s) (whether or not such item(s) were furnished or specified by Seller), even if such combination results from the Device's necessary or inherent use or the use for which the Device is purchased. Buyer shall reimburse Seller for any costs incurred at Buyer's written request relating to such claim and pay damages and costs assessed by final judgment against Seller and attributable to such claims. In addition, Buyer shall have the right, at any time and at its option and expense to: (i) procure for Seller the right to continue to manufacture and sell such Device; or (ii) modify Buyer's specification in manner to render the Device free of the infringement. Buyer's obligations hereunder are conditioned upon: (i) Seller giving Buyer written notice within thirty (30) days of Seller's receipt of such claim; (ii) Buyer having complete control of the defense and settlement thereof; (iii) Seller cooperating fully with Buyer to facilitate the defense or settlement of such claim; and (iv) Seller's full compliance with ITS MATERIAL OBLIGATIONS UNDER this section of the Agreement.

     SHOULD ANY CLAIM OR CLAIMS UNDER THE ABOVE PARAGRAPHS


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     CAUSE THE INDEMNIFICATION OBLIGATIONS OF BOTH PARTIES TO COME INTO
     OPERATION THE PARTIES SHALL EQUITABLY ALLOCATE THE DEFENSE AND INDEMNITY OBLIGATIONS BETWEEN THEMSELVES.

     The sale of any Device by Seller shall not in any way confer upon Buyer, or upon anyone claiming under Buyer, any license (expressly, by implication, by estoppel or otherwise) under any patent claim of Seller or others covering or relating to any process or method of making such Device. Notwithstanding the foregoing if Seller now or hereafter has, pursuant to its license agreements with third parties, the right to immunize or sublicense the intellectual property covered by such third party agreements in connection with Seller's sale of products of the same nature as the Devices, Buyer and its customer(s) shall, pursuant to this Agreement, with respect to the Devices, be immunized or sublicensed. The granting of immunity or a sublicense shall be at Seller's sole discretion, not to be exercised unreasonably, and at no cost to Seller and only to the extent Seller may so immunize or sublicense.

     THE FOREGOING STATES THE SOLE AND EXCLUSIVE REMEDY AND OBLIGATION OF THE PARTIES HERETO FOR INFRINGEMENT OR OTHER VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS ARISING OUT OF THIS AGREEMENT AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, IN REGARD THERETO.



12. NONDISCLOSURE During performance of this Agreement, the parties may disclose or furnish to each other proprietary marketing, technical, or business information, including, without limitation, products and/or software ("information"), relating to the subject of this Agreement.

Information provided in tangible form shall be clearly marked as proprietary. With respect to any devices, any technical information, including but not limited to circuit layout, design, or software, embedded in any such device is proprietary information notwithstanding the absence of any proprietary marking on such device. Information provided orally will be considered proprietary if the disclosing party says it is proprietary at the time of oral disclosure and summarizes it in a proprietary writing provided to the other party within thirty
(30) days of the oral disclosure.

The receiving party shall: (a) hold information in confidence using the same degree of care as it normally exercises to protect its own proprietary information, (b) restrict disclosure and use of information to employees (including any contractors or consultants) with a need-to-know, and not disclose it to any other parties, (c) advise those employees, contractors and consultants of their obligations with respect to the information, (d) not copy, duplicate, reverse engineer or decompile information, and (e) use the information only in furtherance

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of performance under this Agreement.

The receiving party shall have no obligation to keep confidential information that: (a) was previously known to it free of any confidentiality obligation, (b) was independently developed by it, (c) is or becomes publicly available other than by unauthorized disclosure, (d) is disclosed to third parties by the disclosing party without restriction, or (e) is received from a third party without violation of any confidentiality obligation.

If a party is faced with legal action or a requirement under government regulations to disclose or make available proprietary information received hereunder, such party shall forthwith notify the furnishing party and, upon request of the latter, cooperate in contesting such action or requirement at the requesting party's expense. Neither party shall be liable for damages for any disclosure or unauthorized access pursuant to legal action or government regulations or for inadvertent disclosure, access, or use if the customary degree of care as it uses with respect to its own proprietary information has been exercised and if, upon discovery of such inadvertent disclosure, access, or use the furnishing or receiving party has endeavored to prevent any further (inadvertent or otherwise) disclosure or use.

Obligations imposed by this Section 12 shall survive for a period of five years after termination or expiration of this Agreement.


13. TERM OF AGREEMENT The term of this Agreement as related to any specific Device covered by this Agreement shall expire at the end of the purchase period specified in the Quotation and any agreed extensions thereto. Seller reserves the right to discontinue the supply of any Device(s) hereunder. Seller shall provide twelve (12) months written notice of discontinuation, during which period Seller is obligated to accept orders placed by Buyer for commercially reasonable quantities calling for delivery within lead time of the Device, with no rescheduling permitted.


14. PAYMENT TERMS Prices shall be quoted and invoices shall be rendered and paid in United States currency. Payment terms for all design and development activities of Seller are as specified in the Quotation. All invoices for the Device shall be payable net thirty (30) days from the date of invoice, which invoice shall be rendered upon shipment. Seller may exercise an option to assess an interest charge of up to one and one-half percent (1-1/2%) per month on all amounts which are not timely paid (but not to exceed the maximum lawful rate. The amount of credit or terms of payment may be changed or credit withdrawn by Seller at any time. Each shipment shall constitute an independent transaction and Buyer shall pay for same in accordance with the specified payment terms. If shipments are


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delayed by Buyer, Seller may invoice Buyer when Seller is prepared to ship.


15. DELIVERY, TITLE, RISK OF LOSS AND TRANSPORTATION Unless otherwise agreed to by Seller in writing as part of the Quotation or any amendment thereto referenced by Buyer in an order, (a) delivery terms on all shipments to any point designated by Buyer in the United States shall be F.O.B. Buyer's dock , and (b) delivery terms on shipments to any point outside of the United States shall be pursuant to Incoterms 1990 (DDU, country of export). Where, in order to meet Buyer's requests, Seller ships or packs the Device or other materials in other than its normal manner for shipment, additional billing may be rendered.

16. PRODUCT CHANGES Seller may, with Buyer's prior written concurrence, which may not unreasonably be withheld, make changes in the Devices (i) that do not materially affect physical or functional interchangeability or performance; or
(ii) when required for purposes of safety.

17. MANUFACTURING FACILITY Notwithstanding anything contained herein to the contrary, Seller reserves the right to manufacture the Device in any Seller-qualified facility that is ISO certified. Seller also reserves the right to transfer production from one qualified facility to another ISO certified facility or to manufacture at multiple qualified facilities that are ISO certified, providing that Seller maintains the same level of service provided previously to Buyer, without interruption of deliverables or slippage of previously committed delivery dates. Upon Buyer's request, Buyer shall have the right to visit the facility at such times, as Seller deems reasonable.


18. EXCLUSIVE REMEDIES AND LIMITATIONS OF LIABILITY

     A. For purposes of the exclusive remedies and limitations of liability set forth in this Section, Seller shall be deemed to include Lucent Technologies Inc., its subsidiaries and affiliates and the directors, officers, employees, agents, representatives, subcontractors and suppliers of all of them; and "Damages" shall be deemed to refer collectively to all injury, damage, loss or expense incurred.

     B. Seller's entire liability and Buyer's exclusive remedies against Seller for any damages caused by any Device defect or failure, or arising from the performance or non-performance of any work, regardless of the form of action, whether in contract, tort, including negligence, strict liability or otherwise, shall be:

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          1. For infringement, the remedies set forth in the Section entitled
          Intellectual Property Indemnity;

          2. For failure to deliver conforming prototypes, Buyer's sole and exclusive remedy and Seller's entire liability shall be Buyer's right to a refund of monies paid by Buyer as provided in Section 3. For any other failure of the Device or work performed, the remedies stated in the Section entitled Warranty;

          3. For failure to deliver or for delays in delivery of production quantities, Seller shall have no liability unless the delivery is delayed by more than thirty (30) days by causes not attributable either to Buyer or to conditions as defined in paragraph 23, in which case Buyer shall have the right, as its sole remedy, to cancel the order without incurring cancellation charges;

          4. For bodily injury or death to any person proximately caused by Seller, Buyer's right to proven direct damages; and

          5. For claims other than set forth above, Seller's liability shall be limited to direct damages that are proven, in an amount not to exceed $200,000


     C. Notwithstanding any other provision of this agreement, Seller shall not be liable for incidental, indirect, special, exemplary or consequential damages or for lost profits, savings or revenues of any kind, whether or not Seller has been advised of the possibility of such damages.


19. BUYER'S DESIGNATED EMPLOYEES ON SELLER'S PREMISES

Buyer's personnel shall, while on any location of Seller or any of its affiliates, comply with rules and regulations with regard to safety and security at such location. Seller shall inform such personnel of such rules and regulations. Buyer shall have full control over such personnel and shall be entirely responsible for their complying with such rules and regulations. Buyer agrees to indemnify and save Seller and any of its affiliates harmless from any claims or demands, including the costs, expenses and reasonable attorney's fees incurred on account thereof, that may be made by (i) anyone for injuries to persons or damage to property resulting from the acts or omissions of Buyer's personnel or (ii) Buyer's personnel under Worker's Compensation or similar laws. Buyer agrees to defend Seller and its affiliates, at Seller's request, against any such claim or demand.


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20. EXPORT CONTROL The parties acknowledge that any products, software, and technical information (including, but not limited to, services and training) provided under this agreement are subject to U.S. exports laws and regulations and any use of transfer of such products, software, and technical information must be authorized under those regulations. The parties agree that they will not use, distribute, transfer, or transmit the products, software, or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. If requested by Seller, Buyer also agrees to sign written assurances and other export-related documents as may be required for Seller to comply with U.S.
export regulations.

21. ASSIGNMENT Seller shall have the right to assign this Agreement to any of its affiliates without Buyer's prior written consent. Buyer shall have the right to assign and transfer this Agreement and its rights and obligations hereunder to an affiliate or to any third party who succeeds to substantially all its business or assets, subject to Lucent standard credit approval. Any attempted assignment in contravention of the above provision shall be void and ineffective.

22. IDENTIFICATION Neither Seller nor Buyer shall use any identification of, or reference to, any code, drawing, specification, trade name, trademark, trade device, insignia, service mark, symbol, or any abbreviation, contraction, or simulation thereof, of the other party in any advertising or promotional efforts without such other party's prior approval.


23. EXCUSE OF PERFORMANCE Except with respect to Buyer's obligation to make timely payments when due, neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, nature or the public enemy, inability to secure material or transportation facilities, inadequate yield of products despite Seller's reasonable efforts, act or omission of carriers or any other causes beyond its reasonable control. Seller may, in the event of any such circumstance, allocate in a fair and reasonable manner, taking into account Seller's contractual commitments, its available production output among itself and its other customers, including at Seller's option those not under contract as long as such allocation does not adversely impact Buyer's competitive position relative to Seller.

24. NON-WAIVER No course of dealing or failure of either party to strictly enforce any term, right or condition with respect to any transaction or order hereunder shall be construed as a waiver of such term, right or condition.

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25. TAXES Any tax or related charge which Seller shall be required to pay to or collect for any government upon or with respect to services rendered or the sale, use or delivery of the Device or other materials shall be billed to the Buyer as a separate item and paid by Buyer, unless a valid exemption certificate is furnished by Buyer to Seller.

26. CHOICE OF LAW The construction, interpretation, and performance of this Agreement and any transaction hereunder shall be governed by the substantive laws, but not the conflicts of law rules, of the State of New York. The U.N. Convention on Contracts for the International Sales of Goods shall not apply to the sale of product hereunder.


27. MEDICAL AND LIFE SUPPORT APPLICATIONS Seller does not recommend the use of any Devices for medical or life support applications wherein a failure or malfunction of the Device may directly threaten life or cause injury and Seller will not knowingly sell its Devices for such use except pursuant to a written exception to this policy granted on a case-by-case basis. No warranty is made with respect to any such medical or life support use of any Device.


28. DISPUTES All disputes, controversies or differences which may arise under this Agreement or for the breach thereof, shall at the request of either party be initially submitted to mediation and, if not so resolved, be finally settled by arbitration in New York City in accordance with the rules and regulations of the American Arbitration Association (AAA). The arbitration shall be before one
(1) arbitrator who shall be selected in accordance with the rules of the AAA. Each party shall bear its own expenses for the arbitration.

The award rendered by the arbitration shall be final and binding upon all parties, and may be enforced in any court having jurisdiction over the party sought to be bound.

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Nothing in this Section 28 shall be construed to preclude any party hereto from seeking provisional remedies, including, but not limited to, temporary restraining orders and preliminary injunctions from any court of competent jurisdiction, in order to protect its rights pending arbitration. The arbitration award may be enforced by judgment in any court having jurisdiction.

THE PARTIES, agreeing to the above terms and conditions, including by reference all terms and conditions contained in the Quotation, and intending to be legally bound thereby, have caused the signatures of their respective authorized representatives to be affixed below on the date so written.




LUCENT TECHNOLOGIES INC.                 GLOBESPAN SEMICONDUCTOR INC.




(Signature)                              (Signature)


(Name and Title - Printed)               (Name and Title - Printed)


(Date)                                   (Date)

                                  Attachment A


                         Shipment Packaging Requirements



1.0      PURPOSE:
         This policy establishes Globespan Semiconductor Inc., (hereinafter GSI) uniform guidelines governing the shipment packaging requirements for all purchased devices.

2.0      SCOPE:
         This policy applies to all internal and external departments within GSI responsible for the procurement of devices and all suppliers of GSI. This specification applies to all production and other selected material, which shall be delivered to all GSI locations. This specification shall supersede any and all other specifications issued from or agreed to by GSI, on all previous agreements or contracts, written or implied.

3.0      REQUIREMENTS:
         Suppliers are required to conform to the specifications contained within the document. All outer shipping containers and unit packs must be labeled with bar code and human readable labels as set forth in EIA-556-A, dated October, 1992.

4.0      General Specifications:
         All packaging shall conform to NSTA/ASTM standards, providing protection from damage during transportation, while permitting removal and replacement of product at destination without causing damage to product or packaging.

5.0      Electrostatic Discharge Control "ESDC":
         Containers, wraps, and cushioning materials, which come into direct contact with the product, shall be non-corrosive, non-sloughing, electrostatic free materials, conforming to "MIL-B-81705 {Type II} requirements as a minimum.

5.1 Unless conductive shipping containers are used, all ESDS devices shall be intimately wrapped and preservation packaged/sealed. Minimum requirement shall be in accordance with MIL-B-81705 {Type II} requirements.

         NOTE: PLCC, TQFP, PQFP or BQFP trays are not to be considered as acceptable static shielding and must be preservation packaged.

6.0      Bar-code Symbology:
         The symbology required for all outer {overpack}, inner and unit packaging shall be code 39, with minimum/maximum height, width, quiet zone, and X dimension as set forth in EIA-556-A, dated October, 1992.

7.0 Bar-code Labels, General: Maximum label size is 8" x 11". Inner/unit packaging, box, and reel labels shall conform to package size. Only thermal transfer labels are acceptable.
         Do not place tape and reel labels over hub.

7.1      Bar-code Labels, Specific:
         The product packaging label requirements, for labeling individual component boxes, ESDS bags, tubes, etc. shall be as set forth in Appendix C of the ANSI/EIA-556-A guidelines dated October 1992.

8.0 Data Identifiers/Descriptions Outer/Overpack Labeling:

8.1      Label Type, ref. 3.2.2., EIA-556-A:
         Only 3S, 4S, or 5S, labels shall be used. Under no circumstances should multi order/single product or multi order/mixed load labels ever be used.

8.2      Ship From, ref. 3.2.4.1., EIA-556-A:
         Mandatory human readable field that shall contain the complete supplier ship from address. This field shall be labeled FROM.

8.3      Ship To, ref. 3.2.4.1., EIA-556-A:
         Mandatory human readable field that shall contain the complete GSI destination address. This field shall be labeled TO.

8.4      Supplier Package Identification, ref. 3.2.3.1., EIA-556-A:
         Mandatory bar code and human readable data field.

8.5      Transaction Identification, ref. 3.2.3.2., EIA-556-A:
         Mandatory bar code and human readable field containing the GSI purchase order number.

8.6      Customer Product Identification, ref. 3.2.3.3., EIA-556-A:
         Mandatory bar code and human readable field containing the GSI part number.
         NOTE: When this label is used for mixed load packages the message "MIXED LOAD" shall be printed in place of the bar code and human readable interpretation.

8.7      Package Count, ref. 3.2.3.4. EIA-556-A:
         Mandatory text only data field.

8.8      Quantity, ref. 3.2.3.5., EIA-556-A:

         Mandatory bar code and human readable field.

8.9      Unit of Measure, ref. 3.2.3.5.3., EIA-556-A:
         Mandatory bar code and human readable field indicating unit of measure.

8.10     Description, ref. 3.2.4.2., EIA-556-A:
         Mandatory bar code and human readable field containing the supplier part number.

8.11     Special, ref. 3.2.4.3., EIA-556-A:
         Mandatory bar code and human readable field containing supplier internal order number, and package date.

9.0 Data Identifier/Descriptions Unit/Product Labeling, Appendix C, EIA-556-A: Shall include country of origin.

9.1      Customer Product Identification, ref. C4.1.1.1., Appendix C, EIA-556-A:

9.2      Quantity, ref. C4.1.1.2., Appendix C, EIA-556-A:

9.3      Supplier Product ID, ref. C4.1.2.2., Appendix C, EIA-556-A:
         Shall include internal part number, comcode, traveler #, PO #. 9.4 Datecode & Wafer Lot number, ref. C4.1.2.2., Appendix C, EIA-556-A:

10.0     Packing Lists:
         A packing list shall accompany each shipment, and shall be securely attached to the outside of carton number one and applied in such a manner that accidental removal or loss shall not occur (i.e. envelope, protector, etc.). Packing lists shall contain the following information as a minimum.
                           Complete supplier name and address.
                           Date of Shipment.
                           Complete GSI ship-to address.
                           GSI purchase order and part number,
                           Quantity shipped/backordered, serial numbers,
revision numbers, etc.

11.0     Acronyms:

         NSTA:             National Safe Transit Association
         ASTM:             American Society for Testing and Materials
         ESDS:             Electrostatic Discharge Sensitive
         ESDC              Electrostatic Discharge Control
         PLCC              Plastic Leaded Carrying Case
         TQFP              Thin Quad Flat Pack
         PQFP              Plastic Quad Flat Pack
         BQFP              Bumper Quad Flat Pack
         ANSI              The American National Standards Institute

12.0     Electronic Industries Association:

         An EIA representative may be reached by telephoning 703-907-7500 or writing to Electronic Industries Association, 2001 Pennsylvania Avenue N.W., Washington, D.C., 20006. Copies of standard ANSI/EIA-556-A may be obtained by telephoning:

         Global Engineering Documents, USA and Canada: 1-800-854-7179 or
International:

         1-714-261-1455.

         For additional questions or compliance concerns, please contact the GSI Supply Line Manager @ 732-345-7515.

13.0     Additional EIA-556-A Requirements:

         All other EIA standards apply and should be regarded as required to comply with Globespan Semiconductor Inc. requirements.

                  Label location as described in Section 6. Environmental Considerations as described in Section 5. Bar code requirements as described in Section 4. Standards for label height and width as described in Section 4. Product package label guidelines as described in Appendix C.

14.0     Additional Packaging Requirements:

         Special packaging requirements may be required for specific devices and on specific purchase orders. These requirements are not limited to but may be the individual preservation packaging of single tray TQFP, PQFP, or BQFP devices allowing for empty trays above and below securing the devices. GSI reserves the right to require additional specific packaging requirements not mentioned within these specifications.

Attachment B

Minimum Order & Packaging Specifications



1.0  PURPOSE
     This policy establishes Globespan Semiconductor Inc., (hereinafter GSI) uniform guidelines governing the purchasing of all product when minimum quantities are required.


2.0  SCOPE
     This policy applies to all suppliers of GSI for all production and other selected material, which shall be delivered to all GSI locations. This specification shall supersede any and all other specifications issued by or agreed to by GSI or any supplier thereof, on all previous agreements or contracts, written or implied.

3.0  REQUIREMENTS
     Suppliers are required to conform to the specifications contained within this document.


4.0  Minimum Order Quantity
     The minimum order quantity shall be as prescribed below.


     TQFP         PQFP         PLCC Bulk         PLCC T & R

     360          252            252                1000

5.0  Minimum Order Packaging Requirements

     All packaging requirements are to be as specified in (Attachment A, Rev. 01, Dated 03/01/98)

     In addition to these specifications all derivatives shall be packaged in single tray units (preservation packaged) and labeled as required. Two single units shall be packaged in one box, and labeled as required. This requirement shall apply only for minimum buys as established under 4.0.



6.0  New Derivative Requests

     All requests for new derivatives beyond the established baseline (the first three derivatives will be zero (0) cost) shall incur an NRE cost of $5k per derivative.

     6.1 All derivative requests shall be formally requested using the GSI Derivative Request form, with attached GSI purchase order for current requirements.

     6.2 All derivative request forms shall have a purchase order attached for NRE charges, which are billable, once the derivative is in production.

     6.3 The committed interval from formal request to availability for all new derivatives shall be no more than eight weeks.

                                                      LUCENT TECHNOLOGIES [LOGO]
                                                      BELL LABS INNOVATIONS


March 23, 1999

PROPOSAL NUMBER: CAD0009-GS032399

PREPARED FOR:
Mr. Tom Sennhauser
GlobeSpan Semiconductor Inc.
Red Bank NJ.

SUBJECT:        1999 Through 2001 Production Pricing for GlobeSpan Devices.

Lucent Technologies is pleased to submit to GlobeSpan Semiconductor the pricing roadmap for the GlobeSpan device portfolio covering the period of January 1, 1999 through December 31, 2001.

Pricing is as agreed per 1/15 (see attached). Pricing will be revisited in June or at the request of either party. NRE payments for[+] &[+] are as of the 8/20 EMAIL & 8/25 letter, respectively.

The table below shared the pricing that will be established for said products given the product volume thresholds established in the matrix below. The following two guidelines will govern the matrix.
- The number of device derivatives that will be supported without any price premiums is three (3).
- No set up fees or maintenance fees will be applied to the first three derivatives. Additional derivatives will be charged a $5,000 set up fee. The individual piece part price adder for derivative maintenance is currently being waived. This issue will be re-visited in the June timeframe.


[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

                    GLOBESPAN DEVICE PRODUCTION PRICING 99'

                            PRODUCTION                             VOLUME FORECAST                  VOLUME
  DEVICE                 PRICING-1999/2001              1999                                         1999
  ------       ------------------------------------    ----------------------------------------     ------
                 1Q        2Q        3Q        4Q        1Q         2Q         3Q         4Q

[+]              [+]       [+]       [+]       [+]       [+]        [+]        [+]        [+]         [+]

*  [+] NRE BURRIED IN PRICES FOR THE 1ST & 2ND QTR. 1999 OR IN FIRST [+] PIECES.

** [+] NRE BURRIED IN PRICES FOR 1ST, 2ND & 3RD QTR. 1999 OR FIRST [+] PIECES.

First production quantities would be scheduled for delivery 14 weeks after PDI and receipt of order. Should the customer require production in less than the standard 14 week period. Risk Production is available at 50% premium to the Production Prices listed above. Standard lead-time for normal, follow-on orders is 10-12 weeks. Product delivery through our Leading Edge Procurement process (i.e. either Blanket or Consignment Orders) is designed to eliminate the 10-12-week order interval as a planning requirement for the ordering location. An accelerated production ramp is available to meet critical system introduction/time-to-market needs. The cost of this accelerated production service will depend upon the quantity and schedule pull-up requested.

Lucent Technologies values the opportunity to support GlobeSpan Semiconductor with a winning product and service roadmap. If you should have any questions about any of the items addressed with this proposal, feel free to contact me at
(610) 712-6544.

Sincerely,


/s/  L. K. Howell, Jr.
------------------------------
L. K. Howell, Jr.
Broadband ASIC, Product Manager


Copy to:

G. Malek        - GlobeSpan               C. A. Daley      - Lucent Technologies
P. S. Minnich   - Lucent Technologies     A. B. Mitchell   - Lucent Technologies
F. Schrampf     - Lucent Technologies     M. E. Scott      - Lucent Technologies

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.